EXHIBIT (j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A for the Eaton Vance Mutual Funds Trust ("Registration Statement") of our report dated December 23, 2005, relating to the financial statements and financial highlights of the Eaton Vance Strategic Income Fund (the "Fund") and of our report dated December 23, 2005, relating to the financial statements and supplementary data of the Strategic Income Portfolio, which appear in the October 31, 2005 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP Boston, Massachusetts February 27, 2006